Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Investors: Media:	Annette Arribas 724.514.1782 annette.arribas@ansys.com Fran Hensler 724.514.2967 fran.hensler@ansys.com

RONALD W. HOVSEPIAN NAMED TO ANSYS BOARD OF DIRECTORS

PITTSBURGH – February 29, 2012 – ANSYS, Inc. (NASDAQ: ANSS) today announced that Ronald W. Hovsepian, president, CEO and director of IntraLinks, Inc., has been appointed to the ANSYS Board of Directors.

“We enthusiastically welcome Ron to the ANSYS Board of Directors. His extensive experience in technology and software industries as a chief executive officer, senior manager and venture capital investor position him well to significantly contribute and provide guidance, particularly across the areas of sales, marketing and product development,” said Peter J. Smith, chairman of the board.

At IntraLinks, Hovsepian is responsible for leading the company’s growth as a global provider of cloud-based solutions for securely exchanging and managing mission-critical information enabling inter-enterprise collaboration. Before joining IntraLinks in 2011, he was president and CEO of Novell, Inc., a global provider of IT solutions for identity and security, systems management, collaboration and Linux®-based operating platforms. Prior to joining Novell, Hovsepian held management and executive positions at IBM Corporation throughout a 17-year period, including worldwide general manager of IBM’s Distribution industries, and manager of global hardware and software development, sales, marketing and services designed for that industry. During his 28-year career, Ron also served as a managing director with venture capital firms Bear Stearns Asset Management and Internet Capital Group.

“It’s an honor to join the ANSYS board and share the company’s vision for Simulation-Driven Product Development™. As business pressures rise to deliver innovative, high-quality products to the marketplace, ANSYS® engineering simulation solutions play an increasingly important role in customers’ product development processes,” said Hovsepian. “I am honored to now be part of the convergence of engineering simulation software and high- performing computing advances,” he continued.

Hovsepian also serves as non-executive chairman of the Ann Taylor Corporation. He received a Bachelor of Science degree from Boston College.

About ANSYS, Inc.

ANSYS, Inc., founded in 1970, develops and globally markets engineering simulation software and technologies widely used by engineers, designers, researchers and students across a broad spectrum of industries and academia. The company focuses on the development of open and flexible solutions that enable users to analyze designs directly on the desktop, providing a common platform for fast, efficient and cost-conscious product development, from design concept to final-stage testing and validation. The company and its global network of channel partners provide sales, support and training for customers. Headquartered in Canonsburg, Pa., U.S.A., with more than 60 strategic sales locations throughout the world, ANSYS, Inc. and its subsidiaries employ more than 2,200 people and distribute ANSYS products through a network of channel partners in 40+ countries. Visit www.ansys.com for more information.

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Financial: ANSS-F